Exhibit 99.1

Hillenbrand Completes Coperion Acquisition and Announces FY2013 Guidance

BATESVILLE, Indiana, and STUTTGART, Germany, December 3, 2012 — /PR Newswire / — Hillenbrand, Inc. (NYSE: HI) has completed its previously announced acquisition of privately held Coperion Capital GmbH for a purchase price of approximately €419 million ($545 million), which includes the assumption of approximately €87 million of net debt and an estimated €100 million of pension liabilities.

Based in Stuttgart, Germany, Coperion is a global leader in the manufacture of compounding, extrusion and bulk material handling equipment used in a broad range of industries, including plastics, chemical, food processing, pharmaceutical and aluminum, as well as related replacement parts and service. Coperion becomes the largest company in Hillenbrand’s Process Equipment Group.

“Completing the Coperion acquisition represents a significant step forward that will further accelerate the growth of the Hillenbrand Process Equipment Group,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Coperion is a highly respected brand with an exceptionally talented leadership team. Their world-wide parts and service network will enable our existing businesses to more quickly enter new global markets, and our current U.S. footprint will enable Coperion to grow more rapidly in North America.”

Guidance

Hillenbrand expects 2013 global revenue to be approximately $1.6 billion. Revenue from the Process Equipment Group is expected to exceed $1 billion and Batesville is anticipated to deliver approximately $600 million in revenue. Given current foreign exchange rates, management expects minimal translation impact to revenue compared to 2012. Now that the Process Equipment Group represents over 60% of global revenue, the fourth quarter of 2013, ending September 30th, is expected to be the largest from both a revenue and earnings perspective.

Adjusted diluted EPS for 2013 is projected to range from $1.82 to $1.92. Expected adjustments include such items as inventory step-up, backlog amortization, and other costs related to the Coperion acquisition and transition. Accretion from the Coperion acquisition is expected to exceed $0.20. This estimate also takes into account changes to employee compensation and benefits, taxes and other estimates that impacted adjusted diluted EPS favorably in 2012 by approximately $0.13, which are not expected to recur in 2013.

“Adding Coperion to the existing family of Hillenbrand companies will provide substantial first-year additions to earnings and cash flow,” said Mr. Camp. “But more significant is the continued increase in shareholder value the growing Process Equipment Group will generate in addition to the financial performance of the Batesville platform.”

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies.

About Coperion

Coperion (www.coperion.com) is the international market and technology leader in compounding systems, bulk materials handling systems and services. Coperion designs, develops, manufactures and maintains systems, machines and components for the plastics, chemicals, pharmaceutical, food and minerals industries.

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes these non-GAAP measures provide a higher degree of transparency to the company’s core operations.

In providing 2013 adjusted diluted EPS guidance, there could be differences between expected GAAP diluted EPS and adjusted diluted EPS for matters including, but not limited to, inventory step-up, backlog amortization, and other costs related to the Coperion acquisition and transition. At this time, management is not able to estimate with precision the aggregate impact of these items on GAAP diluted EPS. Accordingly, a GAAP equivalent for adjusted diluted EPS guidance has not been provided.

Forward-Looking Statements and Factors That May Affect Future Results

Throughout this release, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  As the words imply, these are statements about plans, objectives, beliefs, and expectations that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks.

Accordingly, in this release, we may say something like,

“We expect that future revenue associated with the Process Equipment Group will be influenced by order backlog.”

That is a forward-looking statement, as indicated by the word “expect” and by the clear meaning of the sentence.

Other words that could indicate we are making forward-looking statements include:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list.  Our intent is to provide examples of how readers might identify forward-looking statements.  The absence of any of these words, however, does not mean that the statement is not forward- looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those set forth in forward-looking statements.  Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements.

These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, Coperion or others following the acquisition; risks inherent in broader exposure to foreign markets; risks that the transaction disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the inability to recognize the benefits of the acquisition, including potential synergies and cost savings, or the failure of the acquired company to achieve its plans and objectives generally; and legislative, regulatory and economic developments. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2012, filed with the Securities and Exchange Commission (SEC) November 26, 2012. Hillenbrand assumes no obligation to update or revise any forward-looking information as a result of new information or future events or developments. HI-INC-F

CONTACT

Investor Relations for Hillenbrand, Inc.

Chris Gordon, Director, Investor Relations

Phone: 812-931-5001

E-mail: chris.gordon@hillenbrand.com

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